Exhibit 4.25

AMENDED AND RESTATED WARRANT

THIS WARRANT AND THE WARRANT STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

Company:	Optical Solutions, Inc., a Delaware corporation
Number of Shares:	120,000
Class of Stock:	Common Stock
Exercise Price:	$0.35 / share
Issue Date:	August 2, 2005
Expiration Date:	August 2, 2012

WHEREAS, Optical Solutions, Inc. (the “Company”) has issued to the Holder (as defined below), a Warrant (“Existing Warrant”) for the purchase of 120,000 shares of the Company’s Common Stock dated August 2, 2005; and

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement:”) dated as of November 8, 2005, as amended on December 29, 2005, by and among the Company, Calix Networks, Inc. (“Calix”) and a wholly-owned subsidiary of Calix, pursuant to which a wholly-owned subsidiary of Calix will be merged with and into the Company (the “Merger”) and the Company will survive the Merger as a wholly-owned subsidiary of Calix. Capitalized terms used herein and not otherwise defined herein have the meaning set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, all outstanding warrants to purchase capital stock of the Company will be assumed by Calix in connection with the Merger, subject to the terms and provisions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, Calix will assume the Company’s obligations under the Existing Warrant as set forth herein; and

WHEREAS, effective as of the Effective Time of the Merger, the parties desire to amend and restate the Existing Warrant as set forth herein and, upon the Effective Time, this Warrant shall become effective and the Existing Warrant shall terminate.

NOW THEREFORE, in consideration of the Company executing and delivering this Warrant and the cancellation of the Existing Warrant and in consideration of the mutual covenants and agreements contained herein, the Company and Holder agree as follows:

The term “Holder” shall initially refer to Partners for Growth, L.P., a Delaware limited partnership, which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time.

The Company does hereby certify and agree that, for the agreed sum of $1,200 and for other good and valuable consideration, Holder, or its permitted successors and assigns, hereby is entitled to purchase from the Company One Hundred Twenty Thousand (120,000) duly authorized, validly issued, fully paid and non-assessable shares of the Company’s Common Stock (the “Common Stock”, and such number of shares of Common Stock, the “Warrant Stock”) upon the terms and subject to the provisions of this Warrant.

Section 1. Term, Price and Exercise of Warrant.

1.1 Term of Warrant. This Warrant shall be exercisable for a period commencing on the Issue Date set forth above and expiring on the Expiration Date set forth above (hereinafter referred to as the “Expiration Date”).

1.2 Exercise Price. The price per share at which the shares of Warrant Stock are issuable upon exercise of this Warrant shall be $0.35, subject to adjustment from time to time as set forth herein (the “Exercise Price”).

1.3 Exercise of Warrant.

(a) This Warrant may be exercised or converted, in whole or in part, upon surrender to the Company at its then principal offices of this Warrant, together with the form of Election to Exercise attached hereto as Exhibit A duly completed and executed, and upon payment to the Company of the Exercise Price for the number of shares of Warrant Stock in respect of which this Warrant is then being exercised.

(b) Payment of the aggregate Exercise Price may be made (i) in cash or by cashier’s or bank check or (ii) by converting this Warrant through a Cashless Exercise (as defined herein). Upon a “Cashless Exercise” Holder shall receive shares of Common Stock on a net basis such that, without the payment of any funds, Holder shall surrender this Warrant in exchange for the number of shares of Common Stock equal to “X” (as defined in the equation below):

X = Y * (A-B)

    A

Where:

X	=	the number of shares of Common Stock to be issued to Holder

Y	=	the number of shares of Common Stock subject to exercise under this Warrant

A	=	the Fair Market Value of one share of the Company’s Common Stock

B	=	the Exercise Price (as adjusted to the date of such calculations)

(c) For purposes of the above calculation, the “Fair Market Value” of one share of Warrant Stock shall be (i) if the Common Stock is or becomes listed on a national stock exchange or the Nasdaq Market, the highest closing sale price of one share reported on such exchange or market for the 90-day period prior to the earlier of the day Holder delivers its Election of Exercise to the Company or the date of determination of Fair Market Value, or (ii) if the Common Stock is traded over-the-counter, the highest closing bid price for one share of Common Stock over the 90-day period immediately prior to the earlier of the day Holder delivers its Election of Exercise to the Company or the date of determination of Fair Market Value. If the Common Stock is not traded as contemplated in clauses (i) or (ii) above, the Fair Market Value of the Company’s Warrant Stock shall be the price per share which the Company could obtain from a willing buyer for shares of Warrant Stock sold by the Company from its authorized but unissued shares, as the Board of Directors of the Company shall determine in its reasonable good faith judgment; provided however, if Holder disagrees with the Board of Director’s determination of Fair Market Value, such price which a financial appraiser to be mutually agreed states in writing to be in its opinion the Fair Market Value of a share of the Warrant Stock on a sale as between a willing seller and a willing purchaser (taking no account of whether the Warrant Stock comprises a minority holding or carries control of the Company) and upon the assumption that the Company will continue to do business as a going concern. In stating the Fair Market Value, if a financial appraiser is required to be engaged, such appraiser (whose charges shall be borne equally by the Company and Holder) shall be considered to be acting as an expert and not as an arbitrator and its decision shall be final and binding on the parties. In the event that Holder elects to convert the Warrant through Cashless Exercise in connection with a transaction in which the Warrant Stock is converted into or exchanged for another security, Holder may effect a Cashless Exercise directly into such other security. Notwithstanding the right of the Holder to effect a Cashless Exercise, the Company may require Holder to exercise this Warrant for cash if the Warrant Stock is registered under the Act, may be traded by Holder without restriction under Securities and Exchange Commission rules and regulations and applicable law and such freely tradable Common Stock issuable upon exercise of this Warrant is delivered within three (3) business days of Holder’s exercise.

(d) Subject to Section 2 hereof, upon surrender of this Warrant and the duly completed and executed form of Election to Exercise and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise, the Company shall cause to be issued and delivered within three (3) business days to Holder or such other person as Holder may designate in writing a certificate or certificates for the number of shares of Warrant Stock so purchased upon the exercise or conversion of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares of Common Stock as of the date of the surrender of this Warrant, and the duly completed and executed form of Election to Exercise, and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise; provided, that if the date of surrender of this Warrant and payment of the Exercise Price is not a business day, the person designated to acquire the Warrant Stock under the Election to Exercise shall be deemed to acquire the Warrant Stock as of the next business day (whether before or after the Expiration Date). If this Warrant is exercised or converted in part, a new warrant of the same tenor and for the number of shares of Warrant Stock not exercised or converted shall be executed by the Company.

1.4 Fractional Interests. The Company shall not be required to issue fractions of shares of Common Stock upon the exercise of this Warrant. If any fraction of a share of Common Stock would be issuable upon the exercise of this Warrant (or any portion thereof), the

Company shall purchase such fraction for an amount in cash equal to the Fair Market Value of such fractional share, as such value is determined under Section 1.3(c) above.

1.5 Treatment of Warrant Upon Acquisition of Company.

(a) “Acquisition.” For the purpose of this Warrant, “Acquisition” means any sale or other disposition of all or substantially all of the assets of the Company in whatever form, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(b) Treatment of Warrant at Acquisition.

(i) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, either (A) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (B) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(ii) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arm’s length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (A) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (B) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(iii) Upon the closing of any Acquisition other than those particularly described in subsections (i) and (ii) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Stock issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Stock were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of shares of Warrant Stock shall be adjusted accordingly.

(iv) As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

Section 2. Exchange and Transfer of Warrant.

2.1 Transfer of Warrant. This Warrant and the Warrant Stock issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Warrant Stock) may be transferred, in whole or in part, without restriction, subject to Holder’s delivery of an opinion of counsel that such transfer is in compliance with applicable securities laws; provided, however, that an opinion of counsel shall not be required if the transfer is to an Affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale. A transfer may be registered with the Company by submission to it of this Warrant, together with the annexed Assignment Form attached hereto as Exhibit B duly completed and executed. After the Company’s receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exercise Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder’s name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the new warrant issued for the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing the portion of this Warrant so transferred. Subject to compliance with the requirements of the first sentence of this Section 2.1, and upon providing Company with written notice, any subsequent Holder of this Warrant or any part hereof may transfer all or part of this Warrant or the shares of Warrant Stock issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Warrant Stock) to any transferee, provided, however, in connection with any such transfer, any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

2.2 Loss, Theft, Etc. In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to the Warrant, the Company shall execute and deliver an identical new warrant to Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged warrant.

Section 3. Certain Covenants.

3.1 Reservation of Shares. The Company shall at all times reserve for issuance and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of providing for the exercise of this Warrant, such number of Common Stock as shall from time to time be sufficient therefor.

3.2 Non-Avoidance. The Company will not, by amendment of its Certificate of Incorporation, Bylaws or through reorganization, consolidation, merger, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company (i) will not increase the par value of any shares of capital stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of capital stock upon the exercise of this Warrant.

3.3 Registration Rights. Holder shall have the registration rights set forth on Exhibit C hereto; provided, however, that immediately prior to the consummation of the proposed Merger, the provision granting the Holder the Registration rights described in Exhibit C hereto will be terminated (and shall be null and void) and the Holder shall, instead, upon the exercise or conversion of this Warrant, have the “piggyback” registration rights and be subject to all related obligations of a holder of Calix Common Stock relating to such “piggyback registration rights as set forth in Calix’s Amended and Restated Investor Rights Agreement (the “Calix Investor Rights Agreement”). The Holder agrees, upon exercise or conversion following the Merger, if required by Calix, to enter into a supplemental agreement with Calix and the stockholders party to the Calix Investor Rights Agreement (subject to the limitations set forth in this Section 3.3), agreeing to be bound by the terms of such agreement. For avoidance of doubt, if the Merger does not occur, the registration rights in this Warrant will be of no force and effect and the registration rights set forth in Exhibit C to the Existing Warrant shall control.

3.4 Market Standoff Agreement. Following the completion of the Merger, in connection with the initial public offering of Calix’s securities and upon request of Calix or the underwriters managing such underwritten offering of Calix’s securities, Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Calix (other than those included in the registration) without the prior written consent of Calix or any such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the National Association of Securities Dealers Inc.) from the effective date of such registration as may be requested by Calix or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters.

3.5 Reporting; Accounting. So long as Holder holds the Warrant and/or the Warrant Stock, the Company will deliver to Holder such reports as it provides to any of its preferred stockholders, as and when delivered to such stockholders. The Company shall not treat the Warrant or the Warrant Stock as having been granted or issued as property transferred in connection with the performance of services or otherwise as compensation for services rendered.

3.6 Stockholder Agreement. Holder acknowledges receipt of a copy of that certain Fourth Amended and Restated Stockholders Agreement dated as of July 8, 2003, among the Company and the stockholders named therein (as amended from time to time, the “Stockholders Agreement”). Holder and the Company agree that upon the purchase of Warrant Stock upon exercise or conversion pursuant to this Warrant, said Warrant Stock shall be subject to the terms of the Stockholders Agreement (including without limitation, certain transfer and voting restrictions) and the Holder shall be bound by, and receive the benefit of, the terms of the Stockholders Agreement in the same manner as the other stockholders that have entered into such Agreement. The Holder agrees, upon such exercise or conversion, if required by the Company, to enter into a supplemental agreement with the Company and the stockholders party to the Stockholders Agreement agreeing to be bound by and receive the benefit of such terms of the Stockholders Agreement. For the avoidance of doubt, however, until such time as this Warrant is exercised or converted, Holder’s rights and obligations (including without limitation, as to transfer), shall be governed solely by this Warrant. The provisions set forth for the Stockholders Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Stock in exactly the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Warrant Stock. Holder hereby acknowledges and agrees that, upon the consummation of the Merger, this Section 3.5 shall be null and void and Holder shall, instead, upon the exercise or conversion of this Warrant, have the rights and obligations of a holder of Calix common stock set forth in Calix’s Stockholder’s Agreement to be dated as of the date of the Merger (the “Calix Stockholder Agreement”) and, subject to the limitations set forth in Section 3.3 above with respect to the Calix Investor’s Rights Agreement, the Preferred Stock Agreements to be dated as of the date of the Merger and that such Calix Common Stock issuable upon exercise or conversion of this Warrant shall have the rights, preferences and privileges set forth in Calix’s Tenth Amended and Restated Certificate of Incorporation. The Holder agrees, upon exercise or conversion of this Warrant following the Merger, if required by Calix, to enter into a supplemental agreement with Calix and the stockholders party to the Calix Stockholder Agreement and the Preferred Stock Agreements (subject to the limitations set forth in Section 3.3 above) agreeing to be bound by the terms of such agreements.

3.7 Effect of Assumption of Warrant. The Company represents to the Holder and the Holder acknowledges that this Warrant is to be assumed by Calix pursuant to the Merger Agreement. The Holder acknowledges and agrees that, upon consummation of the Merger, any references herein to (i) the Company shall automatically be deemed to be substituted by reference to Calix, (ii) the Company’s Registration Rights Agreement shall be deemed to be substituted by reference to the Calix Investor Rights Agreement, subject to the limitations set forth in Section 3.3, (iii) the Stockholders Agreement shall be deemed to be substituted by reference, as applicable, to the Stockholders Agreement and the Preferred Stock Agreements (subject to the limitations set forth in Section 3.3 above) and subject to all limitations contained therein and (iv) the Certificate of Incorporation or charter documents, as the case may be, shall automatically be deemed to be substituted by references to Calix’s Tenth Amended and Restated Certificate of Incorporation, in each case as have been and may be amended from time to time. The Holder further acknowledges and agrees that, upon assumption by Calix, this Warrant shall become exercisable for that number of shares of Calix Common Stock it would have received had it exercised this Warrant immediately prior to the consummation of the Merger.

Section 4. Adjustments.

4.1 Adjustments. In order to prevent dilution of the rights granted hereunder, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 4.

4.2 Subdivisions, Combinations and Stock Dividends. If the Company declares or pays a dividend on the Warrant Stock payable in Common Stock, or other securities, then upon exercise of this Warrant, for each share of Warrant Stock acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Warrant Stock of record as of the date the dividend occurred. If the Company subdivides the Warrant Stock by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Warrant Stock is convertible, the number of shares purchasable hereunder shall be proportionately increased and the Exercise Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of shares of Warrant Stock shall be proportionately decreased.

4.3 Reclassification, Exchange, Combinations, Substitutions, Etc. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Warrant Stock if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Warrant Stock to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation and Certificate of Designation, each as amended, upon (a) the closing of a registered public offering of the Company’s common stock or (b) any other event contemplated in Section 6A(ii) of the Company’s Certificate of Designation of Preferences of its Preferred Stock filed with the Delaware Secretary of State on August 14, 2003 (the “Certificate of Designation”). The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments (as determined in good faith by the Company’s Board of Directors) which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 4.3 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

4.4 Notice of Certain Events. In the event that the Company shall:

(a) declare or propose to declare any dividend upon its Common Stock (or other stock or securities at the time receivable upon exercise of this Warrant), whether payable in cash, property, stock or other securities and whether or not a regular cash dividend; or

(b) offer for sale any additional shares of any class or series of the Company’s capital stock or securities exchangeable for or convertible into such capital stock, other than offers described in Section 6C (viii) of the Company’s Certificate of Designation of Preferences of its Preferred Stock filed with the Delaware Secretary of State on August 14, 2003; or

(c) effect or approve any reorganization, reclassification or recapitalization of the capital stock of the Company, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors); or

(d) any voluntary dissolution, liquidation or winding up of the Company; or

(e) offer holders of registration rights the opportunity to participate in any public offering of the Company’s securities;

then, in connection with such event, the Company shall give to Holder:

(i) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (a) or (b) above, or for determining rights to vote in respect of the matters referred to in (c) above; and

(ii) in the case of the matters referred to in (d) above, at least ten (10) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with the foregoing clause (c) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, exchange, substitution, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be, and the terms of such exchange. Each such written notice shall be given as set forth in Section 7; and

(iii) in the case of the matter referred to in (e) above, the same notice as is given or required to be given to the holders of such registration rights.

4.5 Officers’ Statement as to Adjustments. Whenever the Exercise Price and/or number of shares of Common Stock subject to the Warrant is required to be adjusted as provided in Section 4, the Company shall forthwith file at each office designated for the exercise of this Warrant a statement, signed by the Chief Executive Officer or Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment, the Exercise Price and number of Warrant Stock (or other securities) that will be effective after such adjustment; provided, however, such statement shall not be required to the extent detailed information demonstrating such adjustment is available through the Company’s reports filed with the Securities and Exchange Commission. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first-class, postage prepaid, to the record Holder of this Warrant at its address appearing herein or otherwise on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 4.3, such notice shall be included as part of the notice required to be mailed and published under the provisions of Section 4.4.

4.6 Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to Section 4, Holder thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 4.

Section 5. Rights and Obligations of the Warrant Holder.

Except to the extent otherwise specified in this Warrant, this Warrant, until exercised, shall not entitle Holder to any rights of a stockholder in the Company.

Section 6. Restrictive Stock Legend.

This Warrant and the Warrant Stock have not been registered under any securities laws. Accordingly, any stock certificates issued pursuant to the exercise of this Warrant shall (until receipt of an opinion of counsel that such legend is no longer necessary) bear substantially the following legend:

THIS WARRANT AND THE WARRANT STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

Section 7. Notices.

Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), and (b) on the third business day following the date of mailing by express courier service or first-class mail, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:

If to the Company:

Optical Solutions, Inc.

16305 36th Ave. N., Suite 300

Minneapolis, MN 55446

Attention: Director of Finance

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Andrew G. Humphrey

If to Holder:

Partners for Growth, L.P.

180 Pacific Avenue

San Francisco, CA 94111

Attention: Lorraine Nield

with a copy to:

Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941

Each party hereto may from time to time change its address for notices under this Section 7 by giving notice of such changes address to the other party hereto pursuant to the procedures set forth in this Section 7.

Section 8. Amendments and Waivers.

This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 9. Termination of Existing Warrant.

Effective as of the date the Merger is consummated, the Company and the Holder agree that the Existing Warrant is hereby terminated and all rights and obligations of the parties thereunder are hereby terminated. If the Merger is not consummated, the rights and obligations of the Company and the Holder shall be determined under the Existing Warrant.

Section 10. Applicable Law.

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

Section 11. Construction.

The terms of the Warrant Purchase Agreement to which this Warrant is attached as Exhibit 1 are incorporated by reference herein. Terms used but not defined herein have the meaning set forth in the Warrant Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on January 30, 2006.

COMPANY:

Optical Solutions, Inc.

By:	/s/ Michel A. Dagenais
Name:	Michel A. Dagenais
Title:	Chief Executive Officer

HOLDER:

Partners for Growth, L.P.

By:	/s/ Lorraine Nield
Name:	Lorraine Nield, Manager of Partners for Growth, LLC, Its General Partner

Exhibit A

To:	Optical Solutions, Inc.

ELECTION TO EXERCISE

1.	The undersigned hereby exercises its right to subscribe for and purchase ____________________ fully paid, validly issued and nonassessable shares of Common Stock covered by the attached Warrant and tenders payment herewith in the amount of $____________ in accordance with the terms thereof,

1.	The undersigned hereby elects to convert the attached Warrant into fully paid, validly issued and nonassessable shares of Common Stock by Cashless Exercise in the manner specified in Section 1.3 of the attached Warrant. This conversion is exercised with respect to _______________________________ of shares,

[Strike the paragraph above that does not apply.]

and requests that certificates for such shares be issued in the name of, and delivered to:

Date: __________________

Holder:

By:

Name:

Title:

A-1

Exhibit B

ASSIGNMENT FORM

To:	Optical Solutions, Inc.

The undersigned hereby assigns and transfers this Warrant to:

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and postal code)

and irrevocably appoints _______________________ to transfer this Warrant on the books of the Company.

Date: __________________

Assignor:

By:

Name:

Title:

B-1

Exhibit C

PIGGYBACK REGISTRATION RIGHTS

1.	PIGGYBACK REGISTRATION RIGHTS.

1.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register any of its capital stock under the United States Securities Act of 1933 (the “Act”) in connection with the public offering of such stock (other than (i) a registration relating solely to the sale of securities to participants in a Company stock option or stock rights or stock purchase plan, (ii) a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, or (iii) a registration relating to the offer and sale of debt securities, (iv) a registration on any registration form that does not permit secondary sales, or (v) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Warrant Stock), the Company shall, at such time, promptly give the Holder written notice of such registration. Upon the written request of the Holder given within ten (10) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.4 of this Exhibit C, use all commercially reasonable efforts to cause a registration statement to become effective, which includes all of the Warrant Stock that the Holder requests to be registered by such notice and for which the Holder (or its individual members) is then the shareholder of record (or would be the shareholder of record upon the exercise of its Warrant).

1.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1 prior to the effectiveness of such registration whether or not the Holder has elected to include securities in such registration.

1.3 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Section, including without limitation all registration, filing and qualification fees (including Blue Sky fees), printers’ and accounting fees, and fees and disbursements of counsel for the Company and the reasonable fees and disbursements for one counsel for the Holder shall be borne by the Company. Any fees or disbursements of counsel for the Holder (other than the single counsel referenced above) shall be borne by the Holder.

1.4 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the capital stock of the Company, the Company shall not be required under this Section to include any of the Warrant Stock in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. If the total amount of securities, including Warrant Stock, requested by stockholders or other securities holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Warrant Stock, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to

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be apportioned pro rata among the selling stockholders, including Holder, according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as may be mutually agreed to by such selling stockholders).

1.5 Information from the Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Warrant Stock that the Holder shall furnish to the Company such information regarding itself and its individual members, the Warrant Stock held by Holder or its members, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Warrant Stock.

1.6 No Delay of Registration. The Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.7 Market Stand-Off. Except for securities sold as described in an effective registration statement, Holder hereby agrees that it will not, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to a public offering and ending on the date specified by the Company or the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Warrant Stock or any securities convertible into or exercisable or exchangeable for Warrant Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Warrant Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Warrant Stock or other securities, in cash or otherwise. The underwriters in connection with the offering are intended third-party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. To the extent that all other holders of securities not covered by an effective registration statement in such underwriting are so required: (A) Holder further agrees to execute such agreements as may be reasonably requested by the Company or the underwriters that are consistent with this paragraph or that are necessary to give further effect thereto, and (B) the Company may impose stop-transfer instructions with respect to the Common Stock of Holder until the end of such period.

2.	INDEMNIFICATION.

In the event any shares of Warrant Stock are included in a registration statement under Section 1 of this Exhibit C:

2.1 The Company Indemnity. To the extent permitted by law, the Company will indemnify, defend and hold harmless the Holder, its partners or officers, directors, stockholders, legal counsel and accountants for the Holder, any underwriter (as defined in the Act) for the Holder and each person, if any, who controls the Holder or underwriter, within the meaning of

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the Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each an “Indemnified Person”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Act, the Exchange Act or any state securities laws in connection with such registration; and the Company will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided however that the indemnity agreement contained in this Section 2.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Indemnified Person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Person from whom the person asserting any such losses, claims, damages or liabilities purchased Warrant Stock in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Indemnified Person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such other person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

2.2 Holder Indemnity. To the extent permitted by law, the Holder will indemnify, defend and hold harmless the Company, each of its directors, each of its officers, each of its partners, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other stockholder selling securities in such registration statement and any controlling person of any such underwriter or other stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (but excluding clause (iii) of the definition thereof), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and the Holder will reimburse any person intended to be indemnified pursuant to this Section 2.2 for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided however that the indemnity agreement contained in this Section 2.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such

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settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).

2.3 Prompt Notice Required. Promptly after receipt by an indemnified party under this Section 2 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided however that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.3.

2.4 Alternative Relief. If the indemnification provided for in this Section 2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party.

2.5 Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions of this Section 2, the provisions in the underwriting agreement shall control.

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2.6 Survival. The obligations of the Company and the Holder under this Section 2 shall survive the completion of any offering of the Warrant Stock in a registration statement under Section 1 of this Exhibit C.

3.	ASSIGNMENT.

The rights to cause the Company to register Warrant Stock pursuant to Section 1 of this Exhibit C may be assigned (but only with all related obligations) by Holder to a transferee or assignee of such securities provided; (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Agreement.

4.	TERMINATION OF REGISTRATION RIGHTS.

The Holder shall not be entitled to exercise any right provided for in Section 1 of this Exhibit C after such time at which all Warrant Stock of the relevant holder can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act.

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